Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated November 25, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2U9

Principal Amount (in Specified Currency): $91,000,000.
TMCC may increase
the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%
Trade Date: November 25, 2008
Original Issue Date: December 1, 2008
Stated Maturity Date: December 3, 2009

Initial Interest Rate: Three month LIBOR determined on
		       November 27, 2008 plus 1.00%, accruing from
		       December 1, 2008

Interest Payment Period: Quarterly
Interest Payment Dates: March 3, 2009, June 3, 2009, September 3,
			2009, and on the Stated Maturity Date

Net Proceeds to Issuer: $90,972,700

Agents' Discount or Commission: See "Additional Terms of the Notes -
				Plan of Distribution"

Agents:	Citigroup Global Markets Inc.
       Morgan Stanley & Co. Incorporated
Agents' Capacity:  See "Additional Terms of the Notes - Plan of
		   Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): +1.00%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: March 3, 2009
Interest Rate Reset Period: Quarterly
Interest Reset Dates: The same dates as each Interest Payment Date. For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

      Under the terms of and subject to the conditions of the Third
Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley &
Co. Incorporated and Toyota Financial Services Securities USA
Corporation (such agreement, the "Distribution Agreement"), Citigroup Global Markets Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup Global Markets Inc. $60,000,000 in principal amount of the Notes (the "Citigroup Notes") at 99.97% of such principal amount. Citigroup Global Markets Inc. will receive a discount or commission equal to 0.03% of such principal amount. Under the terms of and subject to the conditions of the Distribution Agreement, Morgan Stanley & Co. Incorporated, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley & Co. Incorporated $31,000,000 in principal amount of the Notes (the "Morgan Stanley Notes") at 99.97% of such principal amount. Morgan Stanley & Co. Incorporated will receive a discount or commission equal to 0.03% of such principal amount.

      Under the terms and conditions of the Distribution Agreement, the obligations of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated and to purchase the Citigroup Notes and the Morgan Stanley Notes, respectively, are several and not joint, and in the event of a default by either of Citigroup Global Markets Inc. or Morgan Stanley & Co. Incorporated, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.